The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus, product supplement, and tax supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated July 31, 2026

PROSPECTUS Dated April 8, 2026	Pricing Supplement No. 17,801 to
PRODUCT SUPPLEMENT Dated April 8, 2026	Registration Statement Nos. 333-293641; 333-293641-01
TAX SUPPLEMENT Dated April 8, 2026	Dated , 2026
Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in U.S. Equities

$

Digital Basket-Linked Notes due September 1, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 1, 2027, subject to postponement) is based on the performance of an equally weighted basket comprised of common stock of Apollo Global Management, Inc. (~16.667% weighting), the Class A common stock of Ares Management Corporation (~16.667% weighting), the common stock of Blackstone Inc. (~16.667% weighting), the common stock of The Carlyle Group Inc. (~16.667% weighting), the common stock of KKR & Co. Inc. (~16.667% weighting) and the Class A common stock of TPG Inc. (~16.667% weighting), as measured from the strike date (July 29, 2026) to and including the determination date (August 30, 2027, subject to postponement). The initial basket level is 100, and the final basket level on the determination date will equal the sum of the products, as calculated separately for each basket underlier, of: (i) the final underlier level multiplied by (ii) the applicable multiplier. The multiplier will equal, for each basket underlier, (i) the weighting of such basket underlier multiplied by 100 divided by (ii) the initial underlier level ($119.77 with respect to the common stock of Apollo Global Management, Inc., $124.60 with respect to the Class A common stock of Ares Management Corporation, $129.40 with respect to the common stock of Blackstone Inc., $44.70 with respect to the common stock of The Carlyle Group Inc., $99.28 with respect to the common stock of KKR & Co. Inc. and $42.16 with respect to the Class A common stock of TPG Inc.) for such basket underlier. If the final basket level on the determination date is greater than or equal to the threshold level of 85.00% of the initial basket level, you will receive an amount equal to the threshold settlement amount ($1,197.80 for each $1,000 face amount of your notes). However, if the final basket level on the determination date is less than the threshold level, the return on your notes will be negative, and you will lose some or all of your investment. You could lose your entire investment in the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the basket level from the initial basket level to the final basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the basket return is greater than or equal to -15.00% (the final basket level is greater than or equal to 85.00% of the initial basket level), the threshold settlement amount of $1,197.80; or

●if the basket return is less than -15.00% (the final basket level is less than 85.00% of the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1765 times (c) the sum of the basket return plus 15.00%. Under these circumstances, you will lose some or all of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $969.60 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$10.90	$989.10
Total	$	$	$

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer, which will receive a fixed sales commission of 1.09% for each note they sell. For more information, see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 28.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Terms” on page 3 and “Additional Information About the Notes” on page 28.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus dated April 8, 2026

●Product Supplement dated April 8, 2026

●Tax Supplement dated April 8, 2026

The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $969.60, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Basket Underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Underliers, instruments based on the Basket Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Threshold Level, the Buffer Rate and the Threshold Settlement Amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Digital Basket-Linked Notes, which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, tax supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement, tax supplement and prospectus. All references to “Buffer Rate,” “Multiplier,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Basket Closing Level,” “Final Basket Level,” “Initial Basket Level,” “Original Issue Price,” “Stated Maturity Date,” “Threshold Amount,” “Trade Date,” “Basket,” “Basket Underlier” and “Basket Return” herein shall be deemed to refer to “downside factor,” “multiplier,” “payment at maturity,” “basket component closing value,” “valuation date,” “stated principal amount,” “basket closing value,” “final basket value,” “initial basket value,” “issue price,” “maturity date,” “buffer amount,” “pricing date,” “basket,” “basket stock” and “basket percent change” respectively, as used in the accompanying product supplement. References herein to the “Threshold Settlement Amount” shall be deemed to refer to the sum of the “stated principal amount” and the “upside payment,” each as used in the accompanying product supplement. All references to “Basket Underlier” shall be deemed to refer to the respective underlying stocks. We refer to the common stock of Apollo Global Management, Inc., the Class A common stock of Ares Management Corporation, the common stock of Blackstone Inc., the common stock of The Carlyle Group Inc., the common stock of KKR & Co. Inc., and the Class A common stock of TPG Inc. together as the “Basket Underliers.”

If the terms described herein are inconsistent with those described in the accompanying product supplement, tax supplement or prospectus, the terms described herein shall control.

Terms

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Basket:

Basket Underlier	Bloomberg Ticker Symbol	Basket Underlier Weighting	Initial Underlier Level	Multiplier
Common stock of Apollo Global Management, Inc. (“APO Stock”)	APO	1/6, which equals ~16.667%	$119.77	0.139155604
Class A common stock of Ares Management Corporation (“ARES Stock”)	ARES	1/6, which equals ~16.667%	$124.60	0.133761370
Common stock of Blackstone Inc. (“BX Stock”)	BX	1/6, which equals ~16.667%	$129.40	0.128799588

Common stock of The Carlyle Group Inc. (“CG Stock”)	CG	1/6, which equals ~16.667%	$44.70	0.372856078
Common stock of KKR & Co. Inc. (“KKR Stock”)	KKR	1/6, which equals ~16.667%	$99.28	0.167875369
Class A common stock of TPG Inc. (“TPG Stock”)	TPG	1/6, which equals ~16.667%	$42.16	0.395319418

For more information on the Basket and the Basket Underliers, see “The Basket and the Basket Underliers” on page 19.

Notes: The accompanying product supplement refers to the notes as the “jump securities.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Basket Level is greater than or equal to the Threshold Level, the Threshold Settlement Amount; or

●if the Final Basket Level is less than the Threshold Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Buffer Rate times (c) the sum of the Basket Return and the Threshold Amount.

You will lose some or all of your investment at maturity if the Final Basket Level is less than the Threshold Level. Notwithstanding anything to the contrary in the accompanying product supplement, you will receive the Threshold Settlement Amount if the Final Basket Level is greater than or equal to the Threshold Level. Any payment of the Cash Settlement Amount is subject to our credit risk.

Initial Basket Level: 100, which will be equal to the sum of the products, as calculated separately for each Basket Underlier, of (i) the Initial Underlier Level and (ii) the applicable Multiplier

Initial Underlier Level: With respect to each Basket Underlier, the level set forth for such Basket Underlier under “Basket—Initial Underlier Level” above.

Final Underlier Level: With respect to each Basket Underlier, the Closing Level of such Basket Underlier on the Determination Date, except in the limited circumstances described under “Description of Securities—Postponement of Valuation Date(s)” on page S-51 of the accompanying product supplement, and subject to adjustment as provided under “Description of Securities—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” on page S-57 of the accompanying product supplement.

Basket Closing Level: On the Determination Date, the sum of the following, calculated separately for each Basket Underlier: (i) the Final Underlier Level multiplied by (ii) the applicable Multiplier

Adjustment Factor: As described under “Description of Securities—Some Definitions—adjustment factor” on page S-39 of the accompanying product supplement.

Final Basket Level: The Basket Closing Level on the Determination Date

Basket Return: The quotient of (i) the Final Basket Level minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage

Multiplier: With respect to each Basket Underlier, the multiplier set forth for such Basket Underlier under “Basket—Multiplier” above.

Threshold Level: 85, which is 85.00% of the Initial Basket Level

Threshold Amount: 15%

Threshold Settlement Amount: $1,197.80 for each $1,000 Face Amount of notes.

Buffer Rate: The quotient of the Initial Basket Level divided by the Threshold Level, which equals approximately 117.65%

Strike Date: July 29, 2026

Trade Date: July 31, 2026

Original Issue Date (Settlement Date): August 5, 2026 (3 Business Days after the Trade Date)

Determination Date: August 30, 2027, subject to postponement as described in the accompanying product supplement on page S-51 under “Description of Securities—Postponement of Valuation Date(s).”

Stated Maturity Date: September 1, 2027 (2 Business Days after the Determination Date) subject to postponement as described below.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day for a Basket Underlier or if a Market Disruption Event occurs with respect to a Basket Underlier on that day so that the date on which the Final Underlier Level for all Basket Underliers has been determined falls less than two Business Days prior to the scheduled Stated Maturity Date, the Stated Maturity Date of the notes will be postponed to the second Business Day following such date.

Closing Level: As described under “Description of Securities—Some Definitions—share closing price” on page S-44 of the accompanying product supplement

Business Day: As described under “Description of Securities—Some Definitions—business day” on page S-39 of the accompanying product supplement

Trading Day: As described under “Description of Securities—Some Definitions—trading day” on page S-44 of the accompanying product supplement.

Market Disruption Event: As described under “Description of Securities—Some Definitions—market disruption event” on page S-41 of the accompanying product supplement.

Antidilution Adjustments: As described under “Description of Securities—Antidilution Adjustments” on page S-53 of the accompanying product supplement.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Basket Level. The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61781DJY5

ISIN: US61781DJY58

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the Basket and the Basket Underliers, as applicable, on the Determination Date could have on the Cash Settlement Amount.

The examples below are based on a range of Final Basket Levels and Final Underlier Levels that are entirely hypothetical; no one can predict what the level of the Basket will be on any day during the term of the notes, and no one can predict what the Final Basket Level will be on the Determination Date. The Basket Underliers have at times experienced periods of high volatility — meaning that the levels of the Basket Underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Basket Underliers, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Threshold Level:	85.00%
Threshold Settlement Amount:	$1,197.80 per $1,000 Face Amount of notes (119.780% of the Face Amount)
Minimum Cash Settlement Amount:	None
Buffer Rate:	Approximately 117.65%
Threshold Amount:	15.00%

●Neither a market disruption event nor a non-Trading Day occurs on the Determination Date.

●No discontinuation of the Underlier or alteration of the method by which the Underlier is calculated.

●Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date.

The actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket and the Basket Underliers shown elsewhere in this document. For information about the historical levels of each Basket Underlier during recent periods, see “The Basket and The Basket Underliers” below.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amounts, based on the corresponding hypothetical Final Basket Levels (expressed as a percentage of the Initial Basket Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	119.780%
175.000%	119.780%
150.000%	119.780%
125.000%	119.780%
120.000%	119.780%
115.000%	119.780%
110.000%	119.780%
105.000%	119.780%
100.000%	119.780%
95.000%	119.780%
90.000%	119.780%
85.000%	119.780%
80.000%	94.118%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be approximately 29.412% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose approximately 70.588% of your investment. If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If, for example, the Final Basket Level were determined to be 150.000% of the Initial Basket Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Threshold Settlement Amount (expressed as a percentage of the Face Amount), or 119.780% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would not benefit from any increase in the Final Basket Level above 85.00% of the Initial Basket Level.

Payoff Diagram

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes), if the Final Basket Level (expressed as a percentage of the Initial Basket Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of less than the Threshold Level of 85% (the section left of the 85% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100% of the Face Amount of notes (the section below the 100% marker on the vertical axis), and, accordingly, would result in a loss of some or all of the Face Amount. The chart also shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of greater than or equal to 85% (the section right of the 85% marker on the horizontal axis) would result in a capped return on your investment and a Cash Settlement Amount equal to the Threshold Settlement Amount.

Hypothetical Payoff Diagram

Scenario Analysis and Examples of Cash Settlement Amount at Maturity

Below are three examples of how the Cash Settlement Amount you receive at maturity, if any, will be calculated based on hypothetical Initial Underlier Levels, Final Underlier Levels and Multipliers for each of the Basket Underliers. As shown below, any increase in the level of one or more of the Basket Underliers may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Basket Underliers. The following examples are based on hypothetical data and are provided for illustrative purposes only. The numbers appearing in the examples below may have been rounded for ease of analysis.

The hypothetical Initial Underlier Level for each Basket Underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Level for that Basket Underlier. For historical data showing the actual historical levels of the Basket Underliers, please see the information set forth under “The Basket and the Basket Underliers” below.

Example 1: Five Basket Underliers appreciate, while the other Basket Underlier remains unchanged, over the term of the notes. The Final Basket Level is greater than the Threshold Level. The Cash Settlement Amount is equal to the Threshold Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
Common stock of Apollo Global Management, Inc. (~16.667% weighting)	100.00	125.00	+ 25.00%	0.16667	20.833
Class A common stock of Ares Management Corporation (~16.667% weighting)	100.00	100.00	0.00%	0.16667	16.667
Common stock of Blackstone Inc. (~16.667% weighting)	100.00	125.00	+ 25.00%	0.16667	20.833
Common stock of The Carlyle Group Inc. (~16.667% weighting)	100.00	125.00	+ 25.00%	0.16667	20.833
Common stock of KKR & Co. Inc. (~16.667% weighting)	100.00	125.00	+ 25.00%	0.16667	20.833
Class A common stock of TPG Inc. (~16.667% weighting)	100.00	125.00	+ 25.00%	0.16667	20.833
			Final Basket Level:		120.833
			Basket Return:		20.833%

In this example, all of the hypothetical Final Underlier Levels are greater than or equal to the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Threshold Level of 85.00.  Because the hypothetical Final Basket Level of 120.833 is greater than the Threshold Level, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity for each $1,000 Face Amount of notes would equal:

Cash Settlement Amount = the Threshold Settlement Amount

Cash Settlement Amount = $1,197.80

Example 2.  Two of the Basket Underliers depreciate, while the other Basket Underliers remain unchanged or appreciate, over the term of the notes. The Final Basket Level is less than the Threshold Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
Common stock of Apollo Global Management, Inc. (~16.667% weighting)	100.00	55.00	-45.00%	0.16667	9.167
Class A common stock of Ares Management Corporation (~16.667% weighting)	100.00	30.00	-70.00%	0.16667	5.000
Common stock of Blackstone Inc. (~16.667% weighting)	100.00	100.00	0.00%	0.16667	16.667
Common stock of The Carlyle Group Inc. (~16.667% weighting)	100.00	102.00	+2.00%	0.16667	17.000
Common stock of KKR & Co. Inc. (~16.667% weighting)	100.00	105.00	+5.00%	0.16667	17.500
Class A common stock of TPG Inc. (~16.667% weighting)	100.00	107.00	+7.00%	0.16667	17.833
			Final Basket Level:		83.167
			Basket Return:		-16.833%

In this example, the hypothetical Final Underlier Levels for the common stock of Apollo Global Management, Inc. and Class A common stock of Ares Management Corporation are less than their respective hypothetical Initial Underlier Levels, while the hypothetical Final Underlier Level of the common stock of Blackstone Inc. is equal to its hypothetical Initial Underlier Level and the hypothetical Final Underlier Levels of the common stock of The Carlyle Group Inc., the common stock of KKR & Co. Inc. and the Class A common stock of TPG Inc. are greater than their applicable hypothetical Initial Underlier Levels.

In this example, the large declines in the levels of the common stock of Apollo Global Management, Inc. and Class A common stock of Ares Management Corporation result in the hypothetical Final Basket Level being less than the Threshold Level, even though the level of the common stock of Blackstone Inc. remained unchanged and the levels of the common stock of The Carlyle Group Inc., the common stock of KKR & Co. Inc. and the Class A common stock of TPG Inc. increased.

Because the hypothetical Final Basket Level of 83.167 is less than the Threshold Level of 85.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + [$1,000 × 1.1765 × (-16.833% + 15.00%)] = $978.43

Example 3.  All of the Basket Underliers depreciate over the term of the notes. The Final Basket Level is less than the Threshold Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
Common stock of Apollo Global Management, Inc. (~16.667% weighting)	100.00	50.00	- 50.00%	0.16667	8.333

Class A common stock of Ares Management Corporation (~16.667% weighting)	100.00	65.00	- 35.00%	0.16667	10.833
Common stock of Blackstone Inc. (~16.667% weighting)	100.00	45.00	- 55.00%	0.16667	7.500
Common stock of The Carlyle Group Inc. (~16.667% weighting)	100.00	55.00	- 45.00%	0.16667	9.167
Common stock of KKR & Co. Inc. (~16.667% weighting)	100.00	60.00	- 40.00%	0.16667	10.000
Class A common stock of TPG Inc. (~16.667% weighting)	100.00	40.00	-60.00%	0.16667	6.667
			Final Basket Level:		52.500
			Basket Return:		- 47.500%

In this example, all of the hypothetical Final Underlier Levels are less than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being significantly less than the Threshold Level of 85.00.  Because the hypothetical Final Basket Level of 52.500 is less than the Threshold Level of 85.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + [$1,000 × 1.1765 × (-47.500% + 15.00%)] = $617.65

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the Final Basket Level has declined by an amount greater than the Threshold Amount of 15% from the Initial Basket Level, the Cash Settlement Amount will be less than the Face Amount of the notes by an amount proportionate to the decline in the level of the Basket below the Threshold Level of 85% of the Initial Basket Level times the Buffer Rate of approximately 117.65%. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Appreciation Potential Of The Notes Is Limited By The Threshold Settlement Amount

The appreciation potential of the notes is limited by the Threshold Settlement Amount of $1,197.80 per note, or 119.78% of the Face Amount. Because the Cash Settlement Amount will be limited to 119.78% of the Face Amount for the notes, any increase in the Final Basket Level over the Threshold Level will not increase the return on the notes, even if the Final Basket Level is significantly greater than the Initial Basket Level.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Threshold Level and the Threshold Settlement Amount on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Threshold Level will not offer the same measure of protection to your investment as would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Additionally, the Cash Settlement Amount will be limited to the Threshold Settlement Amount, which would represent a lower percentage return relative to your initial investment than it would have been had you purchased the notes at the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Basket and each Basket Underlier at any time, volatility (frequency and magnitude of changes in value) of each of the Basket Underliers, the dividend yields of each Basket Underlier, the actual or expected positive or negative correlation among the Basket Underliers, or the actual or expected absence of any such correlation, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Underliers or equities markets generally and which may affect the Final

Underlier Levels of the Basket Underliers, the occurrence of certain events affecting the Basket Underliers that may or may not require an adjustment to an Adjustment Factor, and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the Basket Underliers may be, and have been, volatile, and we can give you no assurance that the volatility will lessen. See “The Basket and The Basket Underliers ” below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Amount Payable On The Notes Is Not Linked To The Levels Of The Basket Underliers At Any Time Other Than The Determination Date

The Final Basket Level will be based on the Closing Levels of the Basket Underliers on the Determination Date, subject to adjustment for non-Trading Days and certain market disruption events. Even if the levels of some or all of the Basket Underliers appreciate prior to the Determination Date but then drop by the Determination Date, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the levels of the Basket Underliers prior to such drop. Although the actual levels of the Basket Underliers on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Levels on the Determination Date, the Cash Settlement Amount will be based solely on the Closing Levels of the Basket Underliers on the Determination Date as compared to their respective Initial Underlier Levels.

Investing In The Notes Is Not Equivalent To Investing Directly In Any of The Basket Underliers

Investing in the notes is not equivalent to investing directly in any of the Basket Underliers. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Basket Underliers.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. has determined the Initial Underlier Levels, will determine the Final Underlier Levels and the Final Basket Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, whether to make any adjustments to an Adjustment Factor of the Final Underlier Level in the event of a market disruption event with respect to a Basket Underlier. These potentially subjective determinations may adversely affect the Cash Settlement Amount at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Basket Underliers), including trading in the Basket Underliers as well as in other instruments related to the Basket Underliers. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the stocks that constitute the Basket Underliers and other financial instruments related to the Basket Underliers on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Underlier Levels, and, therefore, could increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the levels of the Basket Underliers on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to any compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

There Is Limited Hypothetical Historical Information About the Basket

The notes are linked to the performance of the Basket. Because one of the Basket Underliers, TPG Inc., has available historical data only from January 13, 2022, hypothetical historical Closing Levels of the Basket are only available beginning January 13, 2022. Because the hypothetical historical basket levels are unavailable prior to January 13, 2022, limited hypothetical historical basket level information is available for you to consider in making an informed decision with respect to the notes.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Offered By This Pricing Supplement Are Uncertain.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

RISKS RELATING TO THE BASKET UNDERLIERS

We Are Not Affiliated With Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc.

Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc. are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc., including any corporate actions of the type that would require the Calculation Agent to adjust the payout to you at maturity. Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc. have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc.

We May Engage In Business With Or Involving Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc. Without Regard To Your Interests

We or our affiliates may presently or from time to time engage in business with Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc. without regard to your interests, including extending loans to, or making equity investments in, Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc., or its affiliates or subsidiaries or providing advisory services to Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., The Carlyle Group Inc., KKR & Co. Inc. or TPG Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Basket Underliers. These research reports may or may not recommend that investors buy or hold the Basket Underliers.

Changes In The Level Of One Or More Of The Basket Underliers May Offset Changes In The Levels Of The Others

Movements in the levels of the Basket Underliers may not correlate with each other. At a time when the level of one or more Basket Underliers increases, the level of one or more of the other Basket Underliers may not increase as much, or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more Basket Underliers may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Basket Underliers. If the Final Basket Level has declined by an amount greater than the Buffer Amount of 15.00% from the Initial Basket Level, you will receive at maturity an amount that is less, and may be significantly less, than the Face Amount of your notes, and which could be zero.

The Antidilution Adjustments The Calculation Agent Is Required To Make Do Not Cover Every

Event That Could Affect The Basket Underliers

MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the

Basket Underliers such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the Basket Underliers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the Basket Underliers. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of a Basket Underlier by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before the Determination Date, this may decrease the Final Underlier Level to be less than the Threshold Level (resulting in a loss of some or all of your investment in the notes), materially and adversely affecting your return.

Past Performance is No Guide to Future Performance

The actual performance of the Basket Underliers over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Basket Underliers or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Basket Underliers.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The Basket consists of six Basket Underliers with the following weightings within the Basket: common stock of Apollo Global Management, Inc. (~16.667%), the Class A common stock of Ares Management Corporation (~16.667%), the common stock of Blackstone Inc. (~16.667%), the common stock of The Carlyle Group Inc. (~16.667%), the common stock of KKR & Co. Inc. (~16.667%) and the Class A common stock of TPG Inc. (~16.667%). The actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount you receive at maturity, if any, may bear little relation to the historical levels of the Basket and the Basket Underliers or to the hypothetical return examples set forth herein.

Historical Information

The following graph is calculated to show the performance of the Basket during the period from January 13, 2022 through July 29, 2026, assuming the Basket Underliers were weighted as set forth herein and that the weightings were set on January 13, 2022 such that the initial basket level of the Basket were 100, and illustrates the effect of the offset and/or correlation among the Basket Underliers during such period. The graph does not take into account the Threshold Settlement Amount, nor does it attempt to show your expected return on an investment in the notes. The historical values of the Basket should not be taken as an indication of its future performance.

Apollo Global Management, Inc. Common Stock

Apollo Global Management, Inc. is a global alternative asset manager and a retirement services provider. The APO Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Apollo Global Management, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-41197. In addition, information regarding Apollo Global Management, Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding Apollo Global Management, Inc. is accurate or complete.:

Information as of market close on July 29, 2026:

Bloomberg Ticker Symbol:	APO UN
Current Stock Value:	$119.77

The following graph sets forth the daily Closing Levels of the APO Stock for each quarter in the period from January 1, 2021 through July 29, 2026, adjusted for corporate events, if applicable. The Closing Level of the APO Stock on July 29, 2026 was $119.77. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The APO Stock has at times experienced periods of high volatility. The actual performance of the APO Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the APO Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the APO Stock. You should not take the historical levels of the APO Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the APO Stock on the Determination Date.

Ares Management Corporation Class A Common Stock

Ares Management Corporation is an alternative investment manager. The ARES Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Ares Management Corporation pursuant to the Exchange Act can be located by reference to Commission file number 001-36429. In addition, information regarding Ares Management Corporation may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding Ares Management Corporation is accurate or complete.

Information as of market close on July 29, 2026:

Bloomberg Ticker Symbol:	ARES UN
Current Stock Value:	$124.60

The following graph sets forth the daily Closing Levels of the ARES Stock for each quarter in the period from January 1, 2021 through July 29, 2026, adjusted for corporate events, if applicable. The Closing Level of the ARES Stock on July 29, 2026 was $124.60. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The ARES Stock has at times experienced periods of high volatility. The actual performance of the ARES Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the ARES Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the ARES Stock. You should not take the historical levels of the ARES Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the ARES Stock on the Determination Date.

Blackstone Inc. Common Stock

Blackstone Inc. is a global alternative asset manager. The BX Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Blackstone Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-33551. In addition, information regarding Blackstone Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding Blackstone Inc. is accurate or complete.

Information as of market close on July 29, 2026:

Bloomberg Ticker Symbol:	BX UN
Current Stock Value:	$129.40

The following graph sets forth the daily Closing Levels of the BX Stock for each quarter in the period from January 1, 2021 through July 29, 2026, adjusted for corporate events, if applicable. The Closing Level of the BX Stock on July 29, 2026 was $129.40. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The BX Stock has at times experienced periods of high volatility. The actual performance of the BX Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the BX Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the BX Stock. You should not take the historical levels of the BX Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the BX Stock on the Determination Date.

The Carlyle Group Inc. Common Stock

The Carlyle Group Inc. is an investment firm that deploys private capital across three business segments: private equity, credit and investment solutions. The CG Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by The Carlyle Group Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-35538. In addition, information regarding The Carlyle Group Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding The Carlyle Group Inc. is accurate or complete.

Information as of market close on July 29, 2026:

Bloomberg Ticker Symbol:	CG UW
Current Stock Value:	$44.70

The following graph sets forth the daily Closing Levels of the CG Stock for each quarter in the period from January 1, 2021 through July 29, 2026, adjusted for corporate events, if applicable. The Closing Level of the CG Stock on July 29, 2026 was $44.70. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The CG Stock has at times experienced periods of high volatility. The actual performance of the CG Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the CG Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the CG Stock. You should not take the historical levels of the CG Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the CG Stock on the Determination Date.

KKR & Co. Inc. Common Stock

KKR & Co. Inc. is an investment firm that offers asset management as well as capital markets and insurance solutions. The KKR Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by KKR & Co. Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-34820. In addition, information regarding KKR & Co. Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding KKR & Co. Inc. is accurate or complete.

Information as of market close on July 29, 2026:

Bloomberg Ticker Symbol:	KKR UN
Current Stock Value:	$99.28

The following graph sets forth the daily Closing Levels of the KKR Stock for each quarter in the period from January 1, 2021 through July 29, 2026, adjusted for corporate events, if applicable. The Closing Level of the KKR Stock on July 29, 2026 was $99.28. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The KKR Stock has at times experienced periods of high volatility. The actual performance of the KKR Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the KKR Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the KKR Stock. You should not take the historical levels of the KKR Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the KKR Stock on the Determination Date.

TPG Inc. Class A Common Stock

TPG Inc. is a global alternative asset manager. The TPG Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by TPG Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-41222. In addition, information regarding TPG Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the TPG Stock is accurate or complete.

Information as of market close on July 29, 2026:

Bloomberg Ticker Symbol:	TPG UW
Current Stock Value:	$42.16

The following graph sets forth the daily Closing Levels of the TPG Stock for each quarter in the period from January 13, 2022 through July 29, 2026, adjusted for corporate events, if applicable. The Closing Level of the TPG Stock on July 29, 2026 was $42.16. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The TPG Stock has at times experienced periods of high volatility. The actual performance of the TPG Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the TPG Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the TPG Stock. You should not take the historical levels of the TPG Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the TPG Stock on the Determination Date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ADDITIONAL INFORMATION ABOUT THE NOTES

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Threshold Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the Face Amount. Additionally, the Threshold Settlement Amount would represent a lower (or higher) percentage return than it would have had you purchased the notes at the Face Amount. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 12 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Basket Underliers, in futures and/or options contracts on the Basket Underliers or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the levels of the Basket Underliers on the Strike Date, and therefore increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the Basket Underliers, futures or options contracts on the Basket Underliers or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the levels of the Basket Underliers, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations: Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest: We expect to agree to sell to MS & Co., and MS & Co. expects to agree to purchase from us, the aggregate face amount of the offered notes specified on the cover of this pricing supplement. MS & Co. proposes initially to offer the notes to an unaffiliated securities dealer at the price to public set forth on the cover of this pricing supplement less a concession of 1.09% of the face amount. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the Threshold Settlement Amount, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the third scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than one Business Day after the Trade Date, purchasers who wish to transact in the notes more than one Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement, the tax supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus dated April 8, 2026

Product Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement, in the tax supplement or in the prospectus.